Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-193610) of Rexnord Corporation and in the Registration Statements pertaining to the Rexnord Corporation 2006 Stock Option Plan (Form S-8 No. 333-180434) and the Rexnord Corporation 2012 Performance Incentive Plan (Form S-8 No. 333-180450) of our reports dated May 21, 2014, with respect to the consolidated financial statements and schedule of Rexnord Corporation and the effectiveness of internal control over financial reporting of Rexnord Corporation included in this Annual Report (Form 10-K) of Rexnord Corporation for the year ended March 31, 2014.
/s/ Ernst & Young LLP

Milwaukee, WI
May 21, 2014